Exhibit 23.3

Consent of Milliman, Inc.

We consent to the reference to our firm under the caption “Experts” and the use of a description of the scope of our work in the Registration Statement (Form S-4) and related Preliminary Prospectus of AXA Equitable Holdings, Inc. for the offer to exchange all outstanding 3.900% Senior Notes due 2023, 4.350% Senior Notes due 2028 and 5.000% Senior Notes due 2048.

Milliman, Inc.

By:	/s/ Deep Patel
Name:	Deep M. Patel, FSA, MAAA
Title:	Principal and Consulting Actuary

Seattle, Washington

December 6, 2018